Exhibit 6.23

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO SMART DECISION, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

Principal Amount: $9,100.00
Issue Date: March 16, 2021

12% PROMISSORY NOTE

FOR VALUE RECEIVED, Smart Decision, Inc. a Wyoming corporation (the “Borrower”), hereby promises to pay to Eric Guttmann (the “Holder”) or his registered assigns or successors in interest or order, without demand, the sum of Nine Thousand One Hundred Dollars ($9,100) (the “Principal Amount”), with simple interest accruing thereon, within one (1) year from the Issue Date the Note (said date, as may be accelerated herein, is referred to herein as the “Maturity Date”).

1.	INTEREST.

1.1       Interest Rate. Subject to Section 4.4 hereof, interest payable on this Note shall accrue at a rate per annum (the “Interest Rate”) equal to twelve percent (12%). Interest shall be calculated on the basis of a 365-day year. Interest on the Principal Amount shall accrue from the date of this Note and be payable pursuant to Section 2.1 hereof and on the Maturity Date, whether by acceleration or otherwise.

1.2       Transfer. Subject to compliance with applicable securities laws, this Note, and the rights evidenced hereby, may be transferred, sold, pledged, hypothecated or otherwise granted as security by the registered holder hereof (a “Transferor”). On the surrender for exchange of this Note, with a duly executed Transferor’s endorsement (the “Transferor Endorsement Form”) and together with an opinion of counsel reasonably satisfactory to the Borrower that the transfer of this Note will be in compliance with applicable securities laws, the Borrower at the expense of the Transferor, will issue and deliver to or on the order of the Transferor thereof a new Note or Notes of like tenor, in the name of the Transferor and/or the transferee(s) specified in such Transferor Endorsement Form (each a “Transferee”), calling in the aggregate on the face or faces thereof for the Principal Amount called for on the face or faces of the Note so surrendered by the Transferor. No such transfers shall result in a public distribution of the Note.

1.3       Replacement. Upon receipt of a duly executed, notarized and written statement (which shall include (a) a covenant from the Holder to indemnify the Borrower against any and all loss or damage attributable to a third-party claim in an amount in excess of the actual amount then due under the Note, and (b) an express authorization that the Borrower may offset any such amounts against amounts then due under the Note) from the Holder with respect to the loss, theft or destruction of this Note (or any replacement hereof), or, in the case of a mutilation of this Note, upon surrender and cancellation of such Note, the Borrower shall issue a new Note, of like tenor and amount, in lieu of such lost, stolen, destroyed or mutilated Note.

2.	REPAYMENT.

2.1       Payment of Interest. All principal and interest (to the extent not previously paid) shall be paid on the Maturity Date.

2.2       Prepayment. The Borrower has the option of prepaying, without penalty, the outstanding Principal Amount of this Note and any accrued interest (to the extent not previously paid) thereon, in whole or in part, at any time prior to the Maturity Date. Any interest previously paid in excess of the amount due through the Maturity Date may be deducted from the Principal Amount.

3.	EVENTS OF DEFAULT.

3.1       The occurrence of any of the following events, after written notice thereof by the Holder to the Borrower, shall be an “Event of Default” under this Note:

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3.1.1	the Borrower shall fail to make the payment of any amount of principal or interest outstanding the date such payment is due hereunder, which failure is not cured within ten (10) business days of receipt of notice to the Borrower; or

3.1.2	the Borrower shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or assets, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic), (iv) file a petition seeking to take advantage of any bankruptcy, insolvency, moratorium, reorganization or other similar law affecting the enforcement of creditors’ rights generally, (v) acquiesce in writing to any petition filed against it in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic), (vi) issue a notice of bankruptcy or winding down of its operations or issue a press release regarding same, or (vii) take any action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing; or

3.1.3	a proceeding or case shall be commenced in respect of the Borrower, without its application or consent, in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, moratorium, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets in connection with the liquidation or dissolution of the Borrower or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case described in clause (i), (ii), or (iii) shall continue undismissed, or unstayed and in effect, for a period of sixty (60) days or any order for relief shall be entered in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic) against the Borrower or action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing shall be taken with respect to the Borrower and shall continue undismissed, or unstayed and in effect for a period of sixty (60) days.

3.2 Remedies Upon an Event of Default. If an Event of Default shall have occurred and shall be continuing, the Holder of this Note may at any time at its option, (a) declare the entire unpaid principal balance of this Note, together with all interest accrued hereon, due and payable, and thereupon, the same shall be accelerated and so due and payable, without presentment, demand, protest, or notice, all of which are hereby expressly unconditionally and irrevocably waived by the Borrower; provided, however, that the outstanding principal balance and accrued interest hereunder shall be automatically due and payable, or (b) exercise or otherwise enforce any one or more of the Holder’s rights, powers, privileges, remedies and interests under this Note or applicable law. No course of delay on the part of the Holder shall operate as a waiver thereof or otherwise prejudice the right of the Holder. No remedy conferred hereby shall be exclusive of any other remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

4.	MISCELLANEOUS.

4.1       Amendments. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented. This Note may only be amended by the written consent of the parties hereto.

4.2       Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.

4.3       Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Florida, without regard to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of Florida or in the federal courts located in the state of Florida. Both parties and the individual signing this Note on behalf of the Borrower agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note.

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4.4       Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law.

4.5       Construction. Each party acknowledges that it has been afforded the opportunity to have its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the 16th day of March, 2021.

SMART DECISION, INC.

By: /s/ Adam Green
Adam Green, Chief Executive Officer

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